EXHIBIT 10.55

2010 and 2011 Executive Officer Compensation Arrangements

Executive Officer	2010 Base Salary Rate(1)	2010 Target Bonus as % of Annual Base Salary Rate	2011 Base Salary Rate(2)	2011 Target Bonus as % of Annual Base Salary Rate
Bruce C. Cozadd	$500,000	60	$575,000	65
Chairman and Chief Executive Officer

Russell J. Cox(3)(4)	$260,000	20-35	$325,000	40
Senior Vice President, Sales and Marketing

Michael A. DesJardin	$285,000	40	$288,000	40
Senior Vice President, Product Development

Mark G. Eller, Ph.D.	$280,000	40	$288,000	40
Senior Vice President, Research and Clinical Development

Kathryn E. Falberg	$365,000	40	$380,000	40
Senior Vice President and Chief Financial Officer

Carol A. Gamble	$361,000	40	$362,000	40
Senior Vice President, General Counsel and Corporate Secretary

Robert M. Myers(5)	$448,000	50	—	—
President

Janne L. T. Wissel	$361,000	40	$362,000	40
Senior Vice President, Chief Regulatory and Compliance Officer

Joan E. Colligan	$217,250	10-30	$217,250	10-30
Controller and Principal Accounting Officer

(1)	Base salary rate beginning March 1, 2010.
(2)	Base salary rate beginning March 1, 2011.
(3)	Mr. Cox joined the company as Vice President of Marketing on July 21, 2010.
(4)	Mr. Cox became Senior Vice President, Sales and Marketing effective January 7, 2011 and his base salary rate, as of that date until March 1, 2011, was increased to $315,000.
(5)	Mr. Myers resigned as President effective January 14, 2011. In connection with his resignation, Mr. Myers and the company entered into a separation agreement.